CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 170 to Registration Statement No. 2-67052 on Form N-1A of our reports dated February 23, 2005 relating to the financial statements of Adams Harkness Small Cap Growth Fund and Winslow Green Growth Fund, each a series of Forum Funds, appearing in the Annual Reports to shareholders for the period ended December 31, 2004, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 29, 2005